UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CORTLAND BANCORP

(Name of Registrant as Specified In Its Charter)

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Cortland Bancorp

194 West Main Street

Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Annual Meeting:	May 27, 2014 10:00 a.m., EDT	Squaw Creek Country Club 761 Youngstown-Kingsville Road Vienna, Ohio 44473

Record Date and Voting:	5:00 p.m., EDT, April 14, 2014. If you were a shareholder of Cortland Bancorp (Cortland) at that time, you may vote at the 2014 Annual Meeting of Shareholders (the Annual Meeting). Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland had 4,527,848 common shares outstanding.

Agenda:

1. To elect four directors to serve on the Board for terms of three years each until the 2017 Annual Meeting of Shareholders and thereafter until their successors are elected and qualified.

2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in this proxy statement.

3. To consider and vote upon amendment of Section 2.02 of Cortland’s Code of Regulations.

4. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for the fiscal year ending December 31, 2014.

5. To transact any other business that may properly come before the Annual Meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” election of the Board’s nominees for director, “FOR” approval of executive compensation, “FOR” amendment of the Code of Regulations, and “FOR” ratification of Cortland’s independent auditor. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies Solicited By:	Proxies are being solicited by the Board. The cost of the solicitation is being borne by Cortland. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors, or employees of Cortland and its subsidiaries by mail, telephone, or personal contact. Cortland will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares. In addition, we have retained Advantage Proxy to assist us in soliciting proxies. For these services, we will pay Advantage Proxy a fee of $4,500 plus reasonable expenses.

Mailing Date:	We anticipate mailing this proxy statement on or about April 18, 2014.

Revoking Your Proxy:

You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:

•     sending written notice revoking your proxy to Timothy Carney, Cortland’s Secretary, at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;

•     sending in another signed proxy card with a later date, which must be received by Cortland prior to the Annual Meeting; or

•     attending the Annual Meeting and revoking your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, financial institution, or other holder of record, you must bring an account statement or letter from the broker, financial institution, or other holder of record indicating that you were the beneficial owner of the common shares on the record date.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2014: THE PROXY STATEMENT, INCLUDING NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, AND FORM 10-K ARE AVAILABLE AT www.cortland-banks.com/invest.

PROXY STATEMENT

PROXY STATEMENT

Cortland Bancorp, an Ohio corporation (Cortland), is registered as a financial holding company and a bank holding company with the Board of Governors of the Federal Reserve System and owns all of the issued and outstanding common shares of The Cortland Savings and Banking Company (the Bank). Cortland’s principal executive offices are located at 194 West Main Street, Cortland, Ohio 44410. Cortland’s common shares are traded on the Over the Counter Bulletin Board under the symbol CLDB. As used in this proxy statement, the terms “we,” “us,” and “our” refer to Cortland and/or its subsidiaries, depending on the context.

This proxy statement is furnished in connection with the solicitation by Cortland’s Board of Directors (the Board) of proxies to be voted at the 2014 Annual Meeting of Shareholders, including any adjustment or postponement of such meeting (the Annual Meeting). The Annual Meeting will be held on Tuesday, May 27, 2014, at 10:00 a.m., EDT, at Squaw Creek Country Club, 761 Youngstown-Kingsville Road, Vienna, Ohio 44473. The accompanying Notice of Meeting and this proxy statement are first being mailed to shareholders on or about April 18, 2014.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table furnishes information regarding the beneficial ownership of common shares, as of April 14, 2014, for each of the current directors, each of the director nominees, each of the individuals named in the Summary Compensation Table, and all current directors and executive officers as a group. To the knowledge of Cortland, no person beneficially owns more than 5% of the outstanding common shares of Cortland. The mailing address of each of the current executive officers and directors of Cortland is 194 West Main Street, Cortland, Ohio 44410.

Name of Beneficial Owner	Sole Voting or Sole Investment Power		Shared Voting or Shared Investment Power		Total Shares	Percent of Common Shares Outstanding (1)
Timothy Carney (3)	19,863	(4)	5	(5)	19,868	(2)
David C. Cole	2,793		2,192	(6)	4,985	(2)
James M. Gasior (3)	13,306	(7)	—		13,306	(2)
George E. Gessner	29,221		—		29,221	(2)
James E. Hoffman, III	6,225		—		6,225	(2)
Neil J. Kaback	3,691		—		3,691	(2)
Joseph E. Koch	9,957		—		9,957	(2)
Joseph P. Langhenry	8,300		—		8,300	(2)
David J. Lucido (3)	10,708	(8)	—		10,708	(2)
Richard B. Thompson	—		140,052	(9)	140,052	3.09%
Anthony R. Vross	3,080		—		3,080	(2)
Timothy K. Woofter	4,631		128,735	(10)	133,366	2.95%
All directors and executive officers as a group (13 persons)					383,759	8.48%

(1)	The “Percent of Class” computation is based upon the sum of 4,527,848 common shares of Cortland outstanding as of April 14, 2014.
(2)	Represents beneficial ownership of less than 1% of the outstanding common shares of Cortland.
(3)	Individual named in the Summary Compensation Table under Executive Compensation.
(4)	Includes 19,853 common shares held in Mr. Carney’s 401(k) plan account.

(5)	These common shares are owned by Mr. Carney’s spouse.
(6)	Includes (a) 579 common shares owned by Mr. Cole’s spouse and (b) 1,613 common shares owned by Mr. Cole’s children.
(7)	Includes 13,034 common shares held in Mr. Gasior’s 401(k) plan account.
(8)	Includes 8,208 common shares held in Mr. Lucido’s 401(k) plan account.
(9)	These common shares are held in a trust of which Mr. Thompson is the trustee.
(10)	Includes (a) 4,009 common shares owned by Mr. Woofter’s spouse, (b) 58,894 common shares held in a trust of which Mr. Woofter is the trustee (c) 48,936 common shares held in a trust of which Mr. Woofter is the successor trustee and (d) 16,896 common shares held in a private foundation established by Mr. Woofter.

Stock Ownership Guidelines. At its May 22, 2012 meeting, the Board adopted stock ownership guidelines for directors, affirming the value that the Board places on directors having a significant personal financial stake in our success and the value that the Board places on the alignment of the interests of directors with the interests of stockholders generally. A director who does not comply with the guidelines will not be nominated for election. If the value of the director’s holdings declines to an amount under the minimum, the director’s annual retainer will be applied toward the purchase of shares, rather than being paid to the director in cash. The minimum value of a nonemployee director’s holdings of our stock is twice the annual retainer paid to directors, which currently is $18,000. For employee directors, the minimum value is four times the annual retainer. Directors are expected to achieve compliance with the stock ownership guidelines within three years after becoming a director or within three years after the May 2012 adoption of the guidelines.

RECORD DATE AND OUTSTANDING SHARES; QUORUM

If you were a shareholder of Cortland at the close of business on April 14, 2014, you are entitled to vote at the Annual Meeting. As of April 14, 2014, there were 4,527,848 common shares of Cortland issued and outstanding. When present in person or by proxy at the Annual Meeting, the holders of a majority of the common shares of Cortland issued and outstanding and entitled to vote will constitute a quorum for the conduct of business at the Annual Meeting.

VOTE REQUIRED

Shareholders are entitled to one vote for each share held. Shareholders are not entitled to cumulate their votes in the election or removal of directors or otherwise. The director nominees receiving the greatest numbers of votes will be elected. We will consider the non-binding proposal regarding executive compensation to be approved if the proposal receives the affirmative vote of a majority of votes cast. The proposal to amend the Code of Regulations will be considered adopted if it receives the affirmative vote of the holders of shares entitled to exercise a majority of the voting power of the outstanding shares of our common stock.

ABSTENTIONS AND BROKER NON-VOTES

Abstention may be specified on all proposals except the election of directors. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers generally have the right to vote on a proposal such as the ratification of the selection of independent auditors, but brokers generally do not have the discretion to vote on matters such as amendments to charter documents, executive compensation proposals, and the election of directors. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors or on the non-binding proposal to approve executive compensation. Because the proposal to amend the Code of Regulations will not be approved unless it receives the affirmative vote of holders of shares entitled to exercise a majority of the voting power of all outstanding shares, abstentions and broker non-votes will have the same effect as votes against the proposal to amend the Code of Regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires Cortland’s executive officers and directors to file reports with the Securities and Exchange Commission (SEC) disclosing their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland is required to disclose in this proxy statement any late reports. To Cortland’s knowledge, based solely on a review of reports furnished to Cortland and written representations that no other reports were required, Cortland’s executive officers and directors complied with all Section 16(a) filing requirements during the 2013 fiscal year, except that in June of 2013 Mr. Neil Kaback filed a Form 4 one week late, reporting the purchase of 1,000 shares of Cortland stock. In January of 2014, Mr. Lance Morrison filed a Form 4 two weeks late, reporting the purchase of 49 shares of Cortland stock. Until the shares were included in a Form 4 filing made by Mr. Timothy Woofter on January 29, 2014, since May of 2000 48,936 shares beneficially owned through his interest in a family trust have not been included in Mr. Woofter’s total beneficial share ownership.

ELECTION OF DIRECTORS

(Proposal One)

The Board currently has eleven members. Directors are divided into three classes, and directors of each class serve for three-year terms. Four directors serve in the class whose terms will expire at the Annual Meeting, four directors serve in the class whose term expires in 2015 and three directors serve in the class whose term expires in 2016. Proxies may not be voted for more than the four nominees.

BOARD NOMINEES

Directors are individuals with knowledge and experience who serve and represent Cortland’s geographic footprint throughout the counties and communities served and those counties contiguous to its market. Current Board representation by outside directors demonstrates a background in automotive, law, manufacturing, and the accounting industries, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations.

The Board proposes that the four nominees identified be elected for a new term of three years. Each nominee was recommended by the Board’s Corporate Governance Committee. Each individual elected as a director at the Annual Meeting will hold office until his term expires and thereafter until his successor is duly elected and qualified, or until his earlier resignation, removal from office, or death. While it is contemplated that all nominees will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board following recommendation by the Corporate Governance Committee. The Board knows of no reason any of the nominees named below will be unavailable or unable to serve if elected to the Board.

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In
David C. Cole	55	Mr. Cole is a Partner and President of Cole Valley Motor Company, an automobile dealership. He is President of JDT, Inc., Cole Valley Chevrolet, CJB Properties, and David Tom LTD, automobile sales, since 2001. As President of a family-owned automobile dealership located in Warren, Ohio, Mr. Cole is responsible for the management and day-to-day operations of the business. He has a Bachelor of Science degree in business administration. Mr. Cole serves on the board of Forum Health. The Corporate Governance Committee and the Board believe that Mr. Cole’s experiences, qualifications, attributes and skills allow him to provide an extensive understanding of small business and retail needs.	1989	2017

Timothy Carney	48	Mr. Carney is Executive Vice President and Chief Operating Officer of the Company and the Bank as well as Secretary of the Company and the Bank since November 2, 2009. He was previously Senior Vice President and Chief Operations Officer of the Company and the Bank. Prior to joining the bank, Mr. Carney was employed by a major accounting firm and had experience in all financial activities and financial reporting, audit preparation, budgeting, and knowledge of government regulatory requirements. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Carney has developed allow him to provide valuable accounting, strategic planning and corporate governance expertise to the Board.	2009	2017

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In
Neil J. Kaback	53	Mr. Kaback is Vice President of Cohen & Company, Inc., a firm that provides marketing for Cohen & Company LTD (an accounting firm where Mr. Kaback is also a Vice President). Mr. Kaback is a partner in Cohen & Company Investment Partnership, a financial planning firm and Vice President of Cohen Fund Audit Services, a mutual fund auditing firm. He is a member of the American Institute of CPAs and the Ohio Society of CPAs. Mr. Kaback has varied responsibilities. He focuses on high level business succession, tax, estate, and family business planning, as well as the supervision and planning of financial statement and tax return engagements. He heads the firm’s Automotive Dealers Group and provides managerial, operational, financing, and tax consulting advice. Mr. Kaback serves as Finance Chairman for the Trumbull Memorial Hospital Foundation and was the Campaign Chairman of Operation: Save our Airbase Reservists. He is also a director of GOJO, Inc. He was a member of the Leadership Youngstown Class of 92-93, and is actively involved with the Mahoning County United Way, Trumbull 100 and Youngstown Area Jewish Federation. The Corporate Governance Committee and the Board believes that the experiences, qualifications, attributes and skills that Mr. Kaback has developed allow him to provide continued accounting and financial expertise to the Board.	2004	2017

Anthony R. Vross	52	Mr. Vross is an owner of Simon Roofing and has 29 years of experience in executive administration, manufacturing, operations, distribution and sales and marketing. He has a Bachelors of Science in Business Administration degree from Youngstown State University. He is the inventor of the Fume Recovery System and is involved in many other concepts and technology in the roofing industry. Mr. Vross sponsors his company’s membership in the National Roofing Contractors Association and Restaurant Facilities Management Association and was a speaker for Professional Retail Store Management. He is a Trustee and president of Glacier Sports, Inc. He is a member of St. Maron’s parish where he has been a parish council member, CCD teacher and volunteer for the Maronite Youth organization. The Corporate Governance Committee and the Board believes that the experiences, qualifications, attributes and skills that Mr. Vross has developed through his business and industry experiences allow him to provide local business expertise and innovation insight to the Board.	2013	2017

Recommendation and Vote

Under Ohio law and Cortland’s Code of Regulations, the nominees receiving the greatest number of votes “FOR” election will be elected to the Board. Shareholders are not entitled to cumulate votes in the election of directors. Common shares represented by properly executed and returned proxy cards will be voted “FOR” the election of the Board’s nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted in the election of directors.

The Board recommends a vote FOR the election of the nominees.

CONTINUING DIRECTORS

Nominee	Age	Biography	Director of Cortland Since	Term Expires In
George E. Gessner	69	An attorney, Mr. Gessner is Partner, Director, and Corporate Secretary in the law firm of Gessner & Platt Co., L.P.A. Mr. Gessner has been a general practitioner of law for over 40 years and is a partner in the local law firm. He received his undergraduate (B.A.) degree at Hiram College and his Juris Doctorate (J.D.) degree from the University of Akron Law School. He became a member of the Ohio Bar in 1969. The Corporate Governance Committee and the Board believe that Mr. Gessner’s background as a lawyer and his experiences, qualifications, attributes and skills allow him to provide valuable insights to the Board.	1987	2015

James E. Hoffman, III	62	An attorney, Mr. Hoffman is President of Hoffman & Walker Co., L.P.A. Mr. Hoffman has been a general practitioner of law for over 37 years and is a partner in a local law firm. He received his undergraduate (B.A.) degree at The Ohio State University in 1973 and his Juris Doctorate (J.D.) degree from the University of Akron Law School in 1976. The Corporate Governance Committee and the Board believe that Mr. Hoffman’s background as a lawyer and his experiences, qualifications, attributes and skills allow him to provide valuable insights to the Board.	1984	2015

Joseph E. Koch	56	Mr. Koch is President of Joe Koch Construction, Inc., a homebuilding, developing and remodeling company since 1988. He is also President of Joe Koch Realty, Inc., a real estate brokerage firm, and owner of Better Living of the Mahoning Valley, a dealer for sunrooms and installations. Mr. Koch is a member of Eagle Ridge Properties, LLC since 2002. He is the President of Koch Family Charitable Foundation, a 501(c)3 organization. The Corporate Governance Committee and the Board believe that Mr. Koch’s experiences, qualifications, attributes and skills allow him to provide local business expertise to the Board.	2010	2015

Timothy K. Woofter	63	Mr. Woofter is President, CEO, and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. He is Partner in the Woofter Family Limited Partnership; Owner, Jester Investments, a residential and commercial property rental company; Part owner and Vice President of Northern Ventures, a real estate rental company; Manager of Hartford Land LLC, a Real Estate Holding Company; and Director of the Trade Association, Steel Tank Institute. Mr. Woofter has managed and owned a business that manufactures steel storage tanks and distributes oil-handling equipment for 40 years. He has owned and managed real estate, both residential and commercial, for over 30 years and is familiar with properties of these types and their values. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Woofter has developed through his business and leadership experiences allow him to provide business and leadership insight to the Board.	1985	2015

Nominee	Age	Biography	Director of Cortland Since	Term Expires In
James M. Gasior	54	Mr. Gasior is the President, Chief Executive Officer and Director of the Company and the Bank. He previously served as Senior Vice President, Chief Financial Officer and Secretary of the Company and the Bank. Mr. Gasior is a Certified Public Accountant, a member of the American Institute of CPAs and a member of the Ohio Society of CPAs. His professional affiliation includes a background in all financial activities and financial reporting, audit preparation, budgeting, compensation reviews, and knowledge of government regulatory requirements. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Gasior has developed allow him to provide valuable accounting, strategic planning and corporate governance expertise to the Board.	2005	2016

Richard B. Thompson	65	Mr. Thompson is the owner and executive of Therm-O-Link, Inc., Vulkor, Inc., and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable; Owner and executive of Geneva Partners, a condominium development company which is no longer active; Executive of Kinsman IGA, a grocery store; Partner in Dana Partners, a real estate holding company, and Dana Gas, a gas well operation; Owner of the Heritage Hill Grain Company and Heritage Hill Enterprises, agricultural businesses, since 2003; Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005; Partner in Goodview, a Brazilian agricultural business; and Partner in Kinsman Hardware LLC, a home improvement store. Mr. Thompson is a private investor with an extensive background in manufacturing. The Corporate Governance Committee and the Board believe that Mr. Thompson’s experiences, qualifications, attributes and skills allow him to provide assistance in understanding and evaluating manufacturing business relationships. He has owned and managed numerous small businesses in several industries in the Bank’s current market area, as well as outside the immediate area.	2001	2016

Joseph P. Langhenry	55	Mr. Langhenry is the President and CEO of Watteredge, Inc., since 2000. A division of Coleman Cable, Inc., Watteredge, Inc. is a Cleveland-area manufacturer of power connectors and other products for the power generation, automotive and other industries. Mr. Langhenry started with Watteredge as a Sales Manager and previously worked as a bond trader for Prescott Ball and Turben. He serves on the Board of the Lakewood Country Club. The Corporate Governance Committee and the Board believe that Mr. Langhenry’s experiences, qualifications, attributes and skills allow him to provide valuable business leadership expertise to the Board.	2013	2016

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Independence of Directors

The Board has reviewed, considered, and discussed each director’s relationships, both direct or indirect, with Cortland and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland and its subsidiaries in order to determine whether the director is independent. The Board has determined that it has a majority of independent directors and that each of the following directors qualifies as independent under Nasdaq Rule 5605(a)(2): David C. Cole, George E. Gessner, James E. Hoffman, III, Neil J. Kaback, Joseph E. Koch, Joseph P. Langhenry, Richard B. Thompson, Anthony R. Vross, and Timothy K. Woofter.

James M. Gasior and Timothy Carney do not qualify as independent directors because they currently serve as executive officers of Cortland and its subsidiaries.

Meetings of the Board and Attendance at the Annual Meeting of Shareholders

In 2013, the Board held a total of 18 meetings. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the board committees on which he served, in each case during the period of his service.

Cortland encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland’s last Annual Meeting of Shareholders, held on May 28, 2013.

Communications with the Board

Although Cortland does not currently have formal procedures by which shareholders may communicate directly with directors, Cortland believes that its current process has adequately served the needs of the Board and its shareholders. Communications sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer, or another corporate officer, are forwarded to all directors. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

Until other procedures are developed and posted on Cortland’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” In addition, communication via Cortland’s website may be used. Correspondence through the investor relations page of the website should also be directed to the Investor Relations Officer and indicate that the communication is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all directors on the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.

Board Committees

Audit Committee

The Board has an Audit Committee comprised of Messrs. Cole, Kaback (Chair), Thompson and Vross. The Board has determined that each member of the Audit Committee qualifies as independent under the Nasdaq Marketplace Rules, as well as under Rule 10A-3 promulgated under the Exchange Act. The Board has determined that Mr. Kaback qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Kaback has acquired these attributes through education and experience as a certified public accountant.

The Audit Committee conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Audit Committee is posted on Cortland’s website at www.cortland-banks.com on the investor relations page under Governance Documents, “Audit Committee Charter.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary.

The Audit Committee is responsible for appointing, compensating, and overseeing the independent registered public accounting firm employed by Cortland for the purpose of preparing and issuing an audit report or other audit, review, or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees, and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held six meetings in 2013. The Audit Committee’s report relating to the 2013 fiscal year appears elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is comprised of Messrs. Cole, Gessner, and Woofter (Chair). The Board determined that each member of the Compensation Committee qualified as independent under Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualified as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the IRC), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.

The Compensation Committee oversees director and executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The Compensation Committee reviews and recommends officer compensation levels and benefit plans. In evaluating executive officer performance, the Compensation Committee takes into account –

•	job knowledge, initiative, and originality;

•	quality and accuracy of work performed and priority setting;

•	customer relations;

•	subordinate feedback and ability to provide instruction to staff; and

•	the relationship of these factors to Cortland and the Bank’s achievement of strategic objectives and profitability.

The Compensation Committee occasionally requests the Chief Executive Officer (CEO) to be present at Compensation Committee meetings to discuss executive compensation and evaluate individual performance. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Compensation Committee also approves the compensation for other executive officers based on the CEO’s recommendations with input from outside advisors and counsel and then makes its recommendation to the Board.

The Compensation Committee reviews publicly available peer data to assist with evaluating the overall compensation for the Board. From time to time, the Compensation Committee will recommend changes in compensation to further the goals of the director compensation program, which strives to provide appropriate compensation to directors for their time, efforts and contributions.

The Compensation Committee uses compensation data from similar-sized financial institutions for comparative purposes from time to time to provide input on both Board and executive compensation issues, but it did not engage a consultant in setting 2013 compensation. The Compensation Committee does not have a formal charter. The Compensation Committee held one (1) meeting in 2013.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Messrs. Cole, Gessner, Thompson, and Woofter (Chair). The Board has determined that each member of the Corporate Governance Committee qualifies as independent under Nasdaq Marketplace Rules. In addition, each member of the Corporate Governance Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the IRC), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act. The Corporate Governance Committee held one (1) meeting during 2013. The charter of the Corporate Governance Committee is reviewed annually and is available on Cortland’s website at www.cortland-banks.com on the investor relations page under Governance Documents, “Nominating and Corporate Governance Committee Charter.”

The Corporate Governance Committee is charged with the following responsibilities:

•	identify qualified candidates for election, nomination, or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting or as vacancies occur;

•	make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	recommend the number of directors to serve on the Board; and

•	undertake such other responsibilities as may be referred to the Corporate Governance Committee by the full Board or the Chairman of the Board.

Nominating Procedures

The Corporate Governance Committee has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications.” No person who has attained the age of 70 is eligible for election as a director, and each director must hold shares of stock of Cortland with an aggregate par value or stated value of $500, an aggregate shareholder equity of at least $500, or an aggregate fair market value of at least $500. The stock ownership guidelines adopted by the board in 2012 provide that the minimum stock ownership level for nonemployee directors is shares having a value equal to two times the annual retainer, and the minimum stock ownership level for employee directors is shares having a value equal to four times the annual retainer.

When considering potential candidates for the Board, the Corporate Governance Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, strength of character, experience with business and organizations comparable in size and scope to Cortland, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Corporate Governance Committee. The Corporate Governance Committee does not have a policy for the consideration of diversity in the nomination process, but takes into account in its deliberations all facets of a potential nominee’s background, including the potential nominee’s educational background, gender, business and professional experience, and his or her particular skills and other qualities. The Corporate Governance Committee’s goal is to identify individuals who will enhance and add valuable perspective to the Board’s deliberations and who will assist Cortland in its effort to capitalize on business opportunities in a challenging and highly competitive market.

In considering candidates for the Board, the Corporate Governance Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland’s Code of Regulations and other than the stock ownership guidelines, there are no specific minimum qualifications that must be met by a Corporate Governance Committee-recommended nominee. However, the Corporate Governance Committee does believe that each director on the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.

The Corporate Governance Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Corporate Governance Committee will not evaluate candidates differently based on who has made the recommendation. The Corporate Governance Committee has the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms, or any other individuals.

According to Section 2.03(B) of Cortland’s Code of Regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland at least 14 days but no more than 50 days before the meeting at which directors will be elected, or 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days of Cortland mailing notice of the meeting.

The shareholder’s notice of nomination must give:

•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.

The Corporate Governance Committee will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.

Board Leadership Structure and Role in Risk Oversight

The office of Chairman of the Board and the office of Chief Executive Officer have been separate at Cortland since 2005. Since November 2, 2009, James M. Gasior has held the office of Chief Executive Officer and effective April 27, 2010, Timothy K. Woofter became Chairman of the Board. Cortland believes that separation of these two offices is consistent with the Board’s responsibility for oversight of management and of Cortland’s affairs generally. The Board and its committees have a significant role in oversight of the risks to which Cortland is subject. Like other community banking organizations, we exercise oversight of common banking risks through a loan committee that considers loan applications and credit risk, an asset and liability committee whose routine responsibilities require consideration of interest rate and liquidity risk, an audit committee that takes into account audit and regulatory compliance risks and a loan review committee that monitors non-performing assets and their ultimate outcome. The full Board, of course, takes these and other risks into account in its deliberations as well.

Code of Ethics

Cortland has adopted a Code of Ethics (the Code) as part of its corporate governance program. The Code applies to all of Cortland’s officers and employees, including its Chief Executive Officer and Chief Financial Officer. The Code is posted on the Investor Relations page of Cortland’s website at www.cortland-banks.com under Governance Documents, “Code of Business Conduct and Ethics.” Any amendments to, or waivers from, this Code will be posted on this same website. In addition, a copy of the Code is available to shareholders upon request. Shareholders desiring a copy of the Code should address written requests to Mr. Timothy Carney, Executive Vice President, Chief Operating Officer and Secretary of Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410, and are asked to mark “Code of Business Conduct and Ethics” on the outside of the envelope containing the request.

DIRECTOR COMPENSATION IN 2013

The following table shows the compensation of Cortland directors for their service in 2013, other than Directors Gasior and Carney. Information about compensation paid to and earned by Directors Gasior and Carney is included in the Summary Compensation Table. Compensation shown in the table is aggregate compensation paid in 2013 for directors’ service both to Cortland and all of its subsidiaries.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation (1) ($)	Total ($)
Jerry A. Carleton (retired May 28, 2013)	13,800	544	14,344
David C. Cole	30,600	6,096	36,696
George E. Gessner	30,400	3,243	33,643
James E. Hoffman, III	29,550	7,929	37,479
Neil J. Kaback	32,200	3,340	35,540
Joseph E. Koch	33,050	3,810	36,860
Joseph P. Langhenry (elected May 28, 2013)	17,500	—	17,500
Richard B. Thompson	31,100	6,728	37,828
Anthony R. Vross	31,700	—	31,700
Timothy K. Woofter	34,275	6,577	40,852

(1)	Perquisites and other personal benefits provided to each of the directors described in the table were less than $10,000 in 2013. The figures in the “all other compensation” column consist of the imputed monetary value of life insurance policies for the directors and the addition in 2013 to the liability accrual balance established by Cortland to account for Cortland’s obligation to pay retirement benefits under director retirement agreements entered into with all non-employee directors. The imputed value of life insurance policies for income tax purposes in 2013 was $544 for Director Carleton, $144 for Director Cole, $501 for Director Gessner, $292 for Director Hoffman, $86 for Director Kaback, $99 for Director Koch, $0 for Director Langhenry, $372 for Director Thompson, $0 for Director Vross and $319 for Director Woofter. The addition to the liability accrual balance to account for the director retirement agreements in 2013 was $0 for Director Carleton, $5,952 for Director Cole, $2,742 for Director Gessner, $7,637 for Director Hoffman, $3,254 for Director Kaback, $3,711 for Director Koch, $0 for Director Langhenry, $6,356 for Director Thompson, $0 for Director Vross and $6,258 for Director Woofter.

Retirement Agreements and Insurance for Non-Employee Directors. Directors Carleton, Cole, Gessner, Hoffman, Kaback, Thompson, and Woofter are parties to director retirement agreements with Cortland. The director retirement agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr. Hoffman), age 63 (Mr. Woofter), age 66 (Mr. Gessner), age 67 (Mr. Kaback), and age 70 (Mr. Thompson). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not paid until the director reaches the normal retirement age. Having attained normal retirement age under his agreement, Mr. Carleton retired in 2013. If termination of the director’s service occurs within one year after a change in control of Cortland, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland. The director retirement agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland.

Cortland purchased insurance on the lives of directors who are parties to the director retirement agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland or after retirement. Cortland will receive any death benefits remaining after payment to the director’s beneficiary.

Director Indemnification. At the 2005 Annual Meeting, the shareholders of Cortland approved the form and use of indemnification agreements with directors. Cortland has entered into indemnification agreements with each of its directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:

•	Cortland’s Articles of Incorporation or Code of Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.

The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent, or when serving as Cortland’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.

Retainer and Fees. Currently, the Board and the Board of Directors of the Bank consist of the same individuals. The annual retainer for the Chairman of the Board is $20,000, with $675 for each board meeting attended. The annual retainer for all other non-employee directors is $18,000, plus $600 for each board meeting attended. Non-employee directors also receive a fee for each committee meeting attended: $400 for the Audit Committee, $400 for the Corporate Governance Committee, and $250 for other committees. Directors of the Bank (both employee and non-employee) may also elect to participate in the Bank’s health care plans at substantially the same rates as all employees.

Director Emeritus Compensation. For up to ten years after retirement as a director, an emeritus director of the Bank is paid $600 for each meeting attended, for an annual compensation of $7,200, provided the director emeritus attends at least 75% of Board meetings. Emeritus directors are also entitled to continue participation in the Bank’s health care plan, although the former director is responsible for paying 100% of the Bank’s cost to maintain health care coverage. After the emeritus director’s death, his or her spouse may similarly maintain health care coverage, at the spouse’s cost. Emeritus directors participate in Board meetings, but are not entitled to vote on any matters coming before the Board. In October 2012, the Board elected to discontinue the director emeritus compensation program. There will be no new emeritus director participants in the program, although the former directors currently participating will continue to do so until the end of the ten-year term.

EXECUTIVE COMPENSATION

Cortland does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland are paid by the Bank for services rendered in their capacity as executive officers of Cortland and the Bank.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	All Other Compensation(2) ($)	Total ($)
James M. Gasior	2013	224,910	89,493	314,403
President and Chief Executive Officer of Cortland and the Bank	2012	226,710	80,684	307,394
Timothy Carney	2013	212,370	71,057	283,427
Executive Vice President, Chief Operating Officer and Corporate Secretary of Cortland and the Bank	2012	214,170	62,847	277,017
David J. Lucido	2013	139,725	87,900	227,625
Senior Vice President and Chief Financial Officer of Cortland and the Bank	2012	139,725	78,858	218,583

(1)	Includes salary deferred at the election of the executive under the Bank’s 401(k) retirement plan.
(2)	The figures in the “all other compensation” column consist of the Bank’s contribution to the 401(k) plan accounts for the named executive officers, the imputed monetary value of life insurance policies, vehicle-related expenses, club memberships, and accrual expense for benefits payable under the executives’ salary continuation agreements. For 2013, the Bank made contributions of $11,665 to the 401(k) plan account of Mr. Gasior, $11,024 to the account of Mr. Carney and $7,314 to the account of Mr. Lucido. The imputed value of life insurance policies for income tax purposes in 2013 was $1,645 for Mr. Gasior, $1,079 for Mr. Carney and $940 for Mr. Lucido. Vehicle-related expenses in 2013 were $8,400 for Mr. Gasior, $8,100 for Mr. Carney and $6,600 for Mr. Lucido. Club membership dues in 2013 were $5,342 for Mr. Gasior, $8,264 for Mr. Carney and $6,658 for Mr. Lucido. The addition to the liability accrual balance to account for the salary continuation agreements in 2013 was $62,441 for Mr. Gasior, $42,590 for Mr. Carney and $66,388 for Mr. Lucido.

Administration of Cortland’s Compensation Programs. Cortland’s compensation programs for its executive officers are generally administered by or under the direction and supervision of Cortland’s Corporate Governance Committee, which is responsible for reviewing and recommending to the independent members of the Board of Directors for approval the salary, bonus and all other compensation and benefits to be provided to Cortland’s Chief Executive Officer and other executive officers.

The Company’s Chief Executive Officer and human resources manager annually review the compensation and performance of each executive officer of Cortland (other than the Chief Executive Officer, whose compensation and performance is reviewed by the Corporate Governance Committee). The results of these reviews are communicated to the Corporate Governance Committee, along with recommendations regarding compensation adjustments for the ensuing year. The Corporate Governance Committee either approves the recommended compensation adjustments or makes modifications in its discretion. The Corporate Governance Committee then makes its final recommendations to the independent members of the Board of Directors for approval.

In setting salaries for Cortland’s executive officers, the Corporate Governance Committee and human resources manager use pay ranges that are established based on publicly available market data regarding compensation paid to similarly situated executive officers at other companies. Pay ranges are established and adjusted periodically with reference to market data from publicly available compensation surveys. For each employee position or category within Cortland, the pay range that is established includes a minimum, a mid-point and a maximum salary. Although the Corporate Governance Committee generally does not target a specific point within the pay range for executive officer salaries, the Corporate Governance Committee strives to ensure that its executive officer compensation remains competitive with the compensation provided by other financial institutions with which Cortland competes for executive talent.

Severance Agreements. We entered into severance agreements with Messrs. Gasior, Carney and Lucido in September 2012, superseding their previous agreements. Messrs. Gasior and Carney are entitled by their severance agreement to an immediate lump-sum cash payment if a change in control occurs. The amount of the payment is 2.99 times the sum of their base salary and the most recent annual bonus. If the executive’s employment terminates involuntarily but without cause or voluntarily because of an adverse change in employment circumstances to which he did not consent in advance, in either case with termination occurring within 24 months after a change in control, he would also be entitled to continued medical, dental, accident, disability, and life insurance coverage for up to three years. Mr. Lucido’s severance agreement is similar to that of Messrs. Gasior and Carney, except that (x) the change-in-control benefit of Mr. Lucido is 2.00 times compensation and (y) the change-in-control benefit is payable if and only if Mr. Lucido’s employment is terminated within 24 months after a change in control, whether because of involuntary termination by Cortland without cause or voluntary termination by Mr. Lucido because of a material adverse change in employment circumstances to which he did not consent in advance.

The severance agreements of the executives have numerous common provisions, including a prohibition against competition with Cortland in Trumbull, Portage, or Mahoning Counties in Ohio for one year after employment termination. The executives are entitled to a payment equal to 1.0 times compensation after employment termination in exchange for the agreement not to compete, unless (x) they also receive or are entitled to receive change-in-control benefits under the severance agreement or (y) their employment termination occurs after age 65 or on account of retirement. Other common provisions of the severance agreements include these:

•

four miscellaneous, noncash benefits for employment termination occurring within two years after a change in control, specifically (1) continued club membership for three years, (2) tax and financial planning services for three years, (3) outplacement services for one year, and (4) medical, dental, accident, disability, and life insurance coverage for three years,

•	legal fee reimbursement of up to $500,000 if the severance agreement is challenged after a change in control,

•	a three-year term, renewing automatically each year for one additional year, and

•	the agreements employ the definition of the term change in control that is contained in Internal Revenue Code Section 409A and implementing regulations.

If a change in control occurs and the total benefits or payments to which an executive is entitled constitute so-called “excess parachute payments” and are therefore subject to the 20% excise tax under Internal Revenue Code Sections 280G and 4999 (whether under the severance agreement or under any other compensation arrangement), we must also make an adjusted gross-up payment to Messrs. Gasior, Carney and Lucido, compensating them for the excise tax as well as for income, payroll, and excise taxes imposed on that parachute payment excise tax reimbursement payment. A 20% excise tax is imposed under Section 4999 if the value of an executive’s aggregate change-in-control benefits – calculated according to procedures specified in Section 280G and accompanying IRS regulations – equals or exceeds three times the executive’s five-year average taxable compensation. The five-year average is known as the base amount. If the value of the aggregate change-in-control benefits equals or exceeds three times the base amount, a 20% excise tax is imposed on all benefits exceeding the base amount and the employer forfeits its compensation deduction for those same benefits. The total adjusted gross-up payment to Messrs. Gasior, Carney and Lucido would consist of (1) a payment equal to the initial excise tax and (2) a gross-up payment that is equal to 80% of the difference between (x) the amount that would fully compensate the executives for all income, payroll, and excise taxes imposed on the excise tax reimbursement payment and (y) the excise tax payment itself. The gross-up benefit is not deductible compensation.

Salary Continuation Agreements. Messrs. Gasior, Carney and Lucido are also parties to salary continuation agreements with The Cortland Savings and Banking Company. A copy of the agreement of Mr. Gasior and Mr. Carney – the March 27, 2012 Fifth Amended Salary Continuation Agreement – is included as an exhibit to our Form 10-K Annual Report for the year ended December 31, 2011, which we filed with the SEC on March 29, 2012. A copy of Mr. Lucido’s June 1, 2010 Salary Continuation Agreement is included as an exhibit to the Form 8-K Current Report that we filed with the SEC on June 2, 2010.

The salary continuation agreements provide Messrs. Gasior, Carney and Lucido with an annual normal retirement benefit payable for 15 years, beginning at age 65 and payable regardless of whether the executives continue working past age 65. The annual benefit amount is $109,700 for Mr. Gasior, $112,500 for Mr. Carney and $80,900 for Mr. Lucido. A reduced benefit is payable for termination before attaining age 65, the amount of the reduced benefit being the amount that amortizes over 15 years the liability accrual balance existing when termination occurs. Mr. Lucido’s early termination benefit is also subject to a vesting requirement, vesting in equal 10% increments on the first ten anniversaries of the agreement’s June 1, 2010 effective date, but becoming fully vested if a change in control first occurs. For termination before full vesting, Mr. Lucido’s early termination would be based on the vested accrual balance. If a change in control occurs before attaining age 65, instead of an annual retirement-age benefit Mr. Gasior and Mr. Carney would be entitled to an immediate lump-sum payment equal to the liability accrual balance projected to exist at their age 65 normal retirement age, but the payment would be discounted to present value. After a change in control Mr. Lucido would be entitled to a lump-sum payment equal to the existing liability accrual balance, but only if within 24 months after the change in control Mr. Lucido’s employment termination occurs involuntarily but without cause or voluntarily on account of an adverse change in employment circumstances to which he did not consent in advance. The salary continuation agreements employ the definition of the term change in control that is contained in Internal Revenue Code Section 409A and implementing regulations.

The salary continuation agreements of Messrs. Gasior and Carney were amended in March of 2012, with the Fifth Amended Salary Continuation Agreements replacing the Fourth Amended agreements. The Fifth Amended agreements eliminated the vesting condition that applied to the early termination benefits of Messrs. Carney and Gasior. However, the Fifth Amended agreements add a promise on their part that for two years after employment termination they will not compete with Cortland. Like the severance agreements, the salary continuation agreements provide for reimbursement of up to $500,000 in legal expenses for the executives if the agreements are challenged after a change in control occurs.

If Messrs. Gasior, Carney and Lucido die before age 65 in active service to the Bank, instead of salary continuation agreement benefits payable to Messrs. Gasior and Carney, their beneficiaries will receive a life insurance death benefit in a fixed amount. As informal financing for the salary continuation agreement payment obligation arising out of an executive’s death before retirement, the Cortland Savings and Banking Company purchased life insurance policies on certain officers’ lives, including Messrs. Gasior and Carney. The life insurance policies are owned by the Bank, but the Bank entered into endorsement split dollar arrangements allowing the executives to designate the beneficiary of a portion of the policy death benefits. The Bank will receive the remainder of the death benefits. Messrs. Gasior’s, Carney’s and Lucido’s split dollar agreements provide that the split dollar life insurance benefit expires when the nonqualified deferred compensation obligation is fully accrued at age 65, even if the executive is still working for the Bank. Although the Bank expects the split dollar life insurance policy benefits to finance the expense for the payment obligations under the salary continuation agreements of Messrs. Gasior, Carney and Lucido, the executives’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank. A copy of the agreement of Mr. Gasior and Mr. Carney – the April 19, 2011 Fourth Amended Split Dollar Agreement and Endorsement – is included as an exhibit to the Form 8-K Current Report that we filed with the SEC on April 22, 2011. A copy of the agreement of Mr. Lucido – the March 27, 2012 Endorsement Split Dollar Agreement – is included as an exhibit to the Form 10-K Annual Report that we filed with the SEC on March 29, 2012.

Group Term Carve Out Plan. In December 2000, the Bank purchased with a single premium payment approximately $2.8 million in life insurance on the lives of 22 officers for the Group Term Carve Out Plan. A number of the original 22 officers have since terminated, but those who remain include Messrs. Gasior and Carney. Under group term split dollar endorsements, the Bank and the executives share the rights to death benefits payable under the life insurance policies. An executive’s beneficiaries are entitled to one of the following death benefit amounts:

Pre-Retirement Death Benefit. If the executive dies before retirement, the death benefit is the lesser of (a) $500,000 or (b) twice the executive’s current annual salary at the time of death, less $50,000; or

Post-Retirement Death Benefit. If the executive was no longer employed by the Bank at the time of death, but had terminated employment (i) within one year after a change in control, (ii) due to disability, or (iii) on or after the early retirement age of 62, the death benefit is the lesser of (a) $500,000 or (b) the Executive’s most recent salary at the time of death.

The Bank receives the remainder of the life insurance policy death benefits, which should be sufficient to recover in full the Bank’s life insurance investment. No benefits are payable under the plan to any executive whose employment terminates before the age of 62, unless termination is due to disability or unless termination occurs within one year after a change in control. Benefits are payable to the executives’ beneficiaries in a lump sum.

Employees also have life insurance benefits under the Bank’s group term life insurance program, paying benefits up to twice the executive’s current annual salary at the time of death to the executive’s beneficiaries if the executive dies while employed by the Bank, but limited to $50,000 for participants in the Group Term Carve Out Plan. Messrs. Gasior and Carney are limited to the $50,000 cap, while Mr. Lucido’s benefit is twice his salary.

Profit Sharing Program. If the Bank achieves its profit goal for the fiscal year, the Board may (but is not required to) approve profit sharing. The Bank’s profit goal for profit sharing purposes was not achieved in 2013. As a result, no profit-sharing distributions were made. Should the Bank achieve its profit goal in the future, the Board may (but is not required to) approve profit sharing. If the Board does approve profit sharing, all employees in good standing are eligible.

Employee Benefit Plan 401(k). The Bank maintains a traditional 401(k) retirement plan for employees. In general, the Bank matches participants’ voluntary contributions up to 5% of gross pay. Employee contributions and matching contributions under the plan accumulate tax free until distributions begin at the employee’s normal retirement age. The goal of the 401(k) plan is to enable employees to provide for their own retirement and, combined with Social Security benefits, to ensure that their aggregate post-retirement income is maintained at a percentage of pre-retirement income sufficient to sustain a long-term retirement.

Perquisites and Other Compensation. The Corporate Governance Committee annually reviews the perquisites that the management team receives. In the case of Messrs. Gasior, Carney and Lucido, membership in a golf or social club is encouraged to provide an appropriate forum for entertaining existing customers, developing and promoting new business and generally interacting with influential members of the local community.

IRC Limits. Cortland considers tax and accounting implications in the design of its compensation programs. Section 162(m) of the IRC places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Cortland paid in 2013 to the named executive officers is expected to be deductible under Section 162(m). The Executive Compensation Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of Cortland.

TRANSACTIONS WITH RELATED PERSONS

In 2013, executive officers and directors of Cortland, members of their immediate families, and corporations or organizations as to which directors of Cortland serve as executive officers or beneficially own more than 10% of the equity interest, were involved in banking transactions with the Bank in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Transactions with such persons in connection with the deposit of funds or the Bank acting in an agency capacity have been made on substantially the same terms as those prevailing at the time for comparable transactions with persons not affiliated with Cortland or its subsidiaries. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Cortland or its subsidiaries. These loans have been subject to and are presently subject to no more than a normal risk of collectability and present no other unfavorable features. As of the date of this proxy statement, all of the loans described in this paragraph were performing in accordance with their original terms.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal Two)

We are subject to Section 14A of the Securities Exchange Act of 1934, which requires that we provide to our shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table. Added by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, Section 14A was not applicable to us until 2013.

Commonly known as a say-on-pay vote, the shareholder vote required by Section 14A is an advisory vote, which means that the vote is not binding on us, on our Board of Directors, or on the Corporate Governance Committee. The say-on-pay vote is intended to be a vote on the executive officer compensation that is disclosed in this proxy statement in accordance with the disclosure rules of the Securities and Exchange Commission.

The goals of our compensation arrangements are to provide fair and competitive compensation, to provide compensation that promotes the hiring and retention of the most talented personnel, to create incentives for and to reward superior performance, and to align the interests of our officers and employees with the interests of shareholders. We seek to avoid creating incentives for unnecessary or excessive risk-taking, avoid creating incentives for excessive focus on stock price performance instead of fundamental business values, avoid creating incentives to seek short-term benefits at the expense of long-term results, and avoid creating incentives to achieve short-term benefits with long-term risks. With the assistance of the Corporate Governance Committee, the Board believes that Cortland’s compensation arrangements avoid these adverse incentives and instead reward performance promoting our long-term prosperity, although the arrangements are continually evolving and are and will remain subject to ongoing review and evaluation by the board and by the Corporate Governance Committee. We are asking shareholders to vote on the following resolution at the 2014 Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in Cortland Bancorp’s Proxy Statement for the 2014 Annual Meeting in compliance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of a majority of the votes cast will constitute approval of this proposal to approve the named executive officer compensation disclosed in this proxy statement. An abstention or broker non-vote is not counted as a vote cast, and as a result will have no effect on the vote to approve the proposal. A proxy that does not specify voting instructions will be voted in favor of this non-binding, advisory proposal. Although the results of the say-on-pay vote will not be binding on us, we expect to take the results into account in future compensation decisions.

The Board recommends a vote FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement.

AMENDMENT OF THE CODE OF REGULATIONS

(Proposal Three)

Proposed amendment of Section 2.02. We are asking shareholders to adopt an amendment of the Code of Regulations. If adopted, the amendment will replace Section 2.02 of the Code of Regulations in its entirety with the following revised Section 2.02:

Section 2.02. Number of Directors and Term of Office. The board of directors shall consist of no fewer than nine and no more than 15 directors, the exact number being fixed from time to time within that range either (x) by the Board or (y) at an annual meeting, by the affirmative vote of holders of a majority of the voting power of the corporation represented at the meeting and entitled to vote on such proposal. The board of directors shall be divided into three classes as nearly equal in number as possible. The classes shall serve staggered three-year terms so that one of the three classes stands for election at each annual meeting. At each annual meeting of shareholders, successors of the class of directors whose term then expires shall be elected to hold office for a three-year term. If the number of directors of the corporation increases or decreases, the change in the number of directors shall be apportioned among director classes so that class sizes are maintained as nearly equal in number as possible. No reduction in the number of directors constituting the board of directors may shorten the term of any incumbent director, however.

Our board approved the amended Section 2.02, but the amendment will not be considered adopted and will not become effective unless it also is adopted by shareholders.

Effect of the amendment. The proposed amendment does not affect the right of the board or the right of shareholders to change the board’s size. Both the board itself and shareholders have that right under the current Section 2.02 of the Code of Regulations and they will continue to have that right under revised Section 2.02. The amendment does not affect the provision of Section 2.02 establishing a classified board. That is, the board is and will continue to be divided into three classes, with each class having a number of directors as nearly equal as possible to the other classes. Directors in each class serve a three-year term, and class terms are staggered so that only one of the three classes stands for election each year. A decrease or increase in the number of directors is required to be – and will continue to be required to be – apportioned among the three classes so that class sizes remain as nearly equal as possible, and a reduction in board size will not shorten the term of any serving director.

What the proposed amendment will do is allow the board size to increase beyond 11 directors. Section 2.02 of the Code of Regulations currently does not permit the size of the board to exceed 11 directors, which is the size of our board now, so in order to add a new director we would first have to amend the Code of Regulations to allow for a board of 12 or more directors. The proposed revised Section 2.02 will allow the board size to change within the range of 9 to 15 directors, rather than the very limited range of 9 to 11 that Section 2.02 currently provides for. Although the amendment will allow it, we currently do not plan to increase the board’s size. There are no new director candidates whom we have identified for board service, nor are we actively seeking new candidates.

Reasons for the amendment. The purpose of the amendment is to restore flexibility where there currently is none. With a board that has expanded to eleven directors, neither our board nor our shareholders can add a twelfth unless we first obtain shareholder approval of an amendment of the Code of Regulations, an amendment raising from 11 to 12 or to some greater number the maximum number of directors. Having first to amend the Code of Regulations in order to achieve the goal of adding a director maintains shareholders’ control over the Board’s size. But we believe that it also greatly increases the costs for adding a director, adds a significant amount of delay and uncertainty, and fails to account for the fact that the opportunity to add a qualified and talented candidate to the board might be open for a very limited time only.

Calling and holding a special meeting so that shareholders can consider and vote upon an amendment of the Code of Regulations is an expensive process, involving preparation and mailing of proxy materials, filings with the SEC, administrative details associated with the conduct of the meeting, and preparation of and board approval of the actual amendment. Although considering and voting upon an amendment at a regular annual meeting of shareholders is not as expensive as doing so at a special meeting, the Code of Regulations amendment would add to our costs even at an annual meeting. Moreover, whether the amendment is considered at an annual meeting or at a special meeting, the process of soliciting shareholder approval of an amendment and holding a meeting means months can elapse between the time a new director candidate is identified and the date when the Code of Regulations is finally amended to allow for the board expansion that is necessary, with no certainty during that time that the process will succeed. The delays also put us at a competitive disadvantage. Another company also seeking director talent might be able to offer a board seat to our director candidate without having first to amend its governing documents to make that possible.

We believe that most companies of our size or larger preserve the flexibility to add quickly to the board the director talent that they need to compete and to prosper. We believe amending Section 2.02 will restore that flexibility to Cortland Bancorp as well.

Required vote for adoption of the amendment. Cortland’s Articles of Incorporation state in Article Nine that amendment of the Code of Regulations requires approval of 80% of the outstanding shares if the amendment is not first approved by two thirds of the directors, but that approval of a majority of the shares is sufficient if the amendment is first approved by two thirds of the directors. The proposed amendment of Section 2.02 has been approved by two thirds of the directors. The proposal to amend Section 2.02 of the Code of Regulations will not be considered adopted and will not become effective unless it receives the affirmative vote of the holders of shares entitled to exercise a majority of the voting power of the outstanding shares of Cortland’s common stock. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes have the same effect as votes against the proposal to amend the Code of Regulations.

The Board recommends a vote FOR the proposal to adopt amended Section 2.02 of the Code of Regulations.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal Four)

Cortland’s independent auditor for the year ended December 31, 2013, was S.R. Snodgrass, P.C. Subject to shareholder ratification, the audit committee has selected S.R. Snodgrass, P.C. to be Cortland’s independent auditor for the fiscal year ending December 31, 2014. We expect one or more representatives of S.R. Snodgrass, P.C. to be present at the Annual Meeting. The representative of S.R. Snodgrass, P.C. will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm. Fees contracted for services by S. R. Snodgrass, P.C. for each of the 2013 fiscal year and the 2012 fiscal year were as follows:

	2013	2012
Audit Fees (1)	$118,500	$117,100
Audit-Related Fees (2)	9,107	8,754
Tax Fees (3)	10,743	9,938
All Other Fees (4)	11,369	7,731

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements, review of financial statements included in the Company’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees are fees principally for professional services for the audit of the Company’s employee benefit plan.
(3)	Tax service fees consist of compliance fees for the preparation of original tax returns.
(4)	All other fees relate to consulting services in relation to strategic planning.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at its next meeting. All of the services rendered by S.R. Snodgrass, P.C. to Cortland and its subsidiaries for the 2013 and the 2012 fiscal years were pre-approved by the Audit Committee.

Auditor Independence. The Audit Committee believes that the non-audit services provided by S.R. Snodgrass, P.C. are compatible with maintaining the auditor’s independence. To the best of Cortland’s knowledge, none of the time devoted by S.R. Snodgrass, P.C. on its engagement to audit Cortland’s financial statements for the year ended December 31, 2013, is attributable to work performed by persons other than full-time, permanent employees of S.R. Snodgrass, P.C.

Cortland’s Code of Regulations do not require the submission of the selection of independent auditors to shareholders for approval. However, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee to appoint S.R. Snodgrass, P.C. as Cortland’s principal accountant. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting, but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

Recommendation and Vote

The Board recommends a vote FOR ratification of the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for the fiscal year ending December 31, 2014.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Fiscal Year Ended December 31, 2013

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2013, and has discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass, P.C., Cortland’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with S.R. Snodgrass, P.C. the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland’s audited consolidated financial statements be included in Cortland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

David C. Cole, Neil J. Kaback, Richard B. Thompson, and Anthony R. Vross

SUBMISSION OF SHAREHOLDER PROPOSALS

If any Cortland shareholder wishes to submit a proposal to be included in next year’s proxy statement and acted upon at Cortland’s Annual Meeting to be held in 2015, the proposal must be received by Cortland’s Secretary prior to the close of business on December 19, 2014. Upon receipt of a shareholder proposal, Cortland will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.

If a shareholder intends to present a proposal at the 2015 Annual Meeting, but has not sought the inclusion of such proposal in Cortland’s proxy materials, such proposal must be received by the Secretary of Cortland prior to March 4, 2015, or the management proxies for the 2015 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland’s proxy material.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

SEC rules provide for “householding,” which permits Cortland to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland’s expense. Cortland may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of Cortland, you may have received householding information from your broker, bank, or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the Form 10-K or proxy statement for the 2013 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other matters that will be presented for action at the annual meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board have the discretionary authority to vote in accordance with their best judgement.

By Order of the Board of Directors,

Timothy Carney

Secretary

April 17, 2014

COMMON

CORTLAND BANCORP

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER: SHARES:

NUMBER OF PERSONS ATTENDING ________

You may vote by:

INTERNET
proxy.ilstk.com

TELEPHONE
800.555.8140

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May vote until 11:59 pm CST one day prior to meeting date.
(DO NOT return card if voting by internet or telephone)

SCAN & E-MAIL
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FAX
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☐ With Management on all Proposals **or** ☐ Against Management on all Proposals

PROXY - CORTLAND BANCORP

The undersigned hereby appoints Timothy K. Woofter, Richard B. Thompson and George E. Gessner as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Cortland Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Squaw Creek Country Club, 761 Youngstown-Kingsville Road, Vienna, Ohio 44473 on Tuesday, May 27, 2014 at 10:00 a.m. EDT, or any adjournment thereof.

If no direction is made, this proxy will be voted FOR the nominees listed in proposal 1 and FOR proposals 2, 3 and 4. Management and the Board recommend a vote FOR each of the proposals presented above.

PLEASE SIGN HERE

SIGNATURE DATE SIGNATURE DATE

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ON THIS CARD. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE PROMPTLY RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

COMMON

CORTLAND BANCORP

Annual Meeting of Shareholders

May 27, 2014

10:00 a.m. Eastern Daylight Time

VOTER CONTROL NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER: SHARES:

NUMBER OF PERSONS ATTENDING

You may vote by:

INTERNET

proxy.ilstk.com

TELEPHONE

800.555.8140

Easy Safe Fast

May (DO NOT vote return until 11:59 card pm if voting CST one by internet day prior or to telephone) meeting date.

If choosing one of these options, sign & date card below.

SCAN

info@ilstk. & E-MAIL com

FAX

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MAIL

Return in the envelope provided. (Allow 10 days for mail delivery)

Make individual selections or check one of the two boxes below

With Management on all Proposals or Against Management on all Proposals

PROXY - CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS.

The and hereby undersigned authorizes hereby them appoints to represent Timothy and K. Woofter, to vote, Richard as designated B. Thompson below, and all of George the shares E. Gessner of common as proxies, stock of each Cortland with the Bancorp power which to appoint the undersigned his substitute, is Tuesday, entitled to May vote 27, at the 2014 Annual at 10:00 Meeting a.m. EDT, of Shareholders or any adjournment to be held thereof at the . Squaw Creek Country Club, 761 Youngstown-Kingsville Road, Vienna, Ohio 44473 on

1. To elect four directors to serve for terms of three years each until the Annual Meeting in 2017 and until their successors are elected and qualified.

FOR WITHHOLD

01 David C. Cole

02 Timothy Carney

03 Neil J. Kaback

04 Anthony R. Vross

2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in this proxy statement.

FOR AGAINST ABSTAIN

3. To consider and vote upon amendment of Section 2.02 of Cortland’s Code of Regulations.

FOR AGAINST ABSTAIN

4. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for fiscal year ending December 31, 2014.

FOR AGAINST ABSTAIN

5. To transact any other business that may properly come before the Annual Meeting.

FOR AGAINST ABSTAIN

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). recommend If no direction a vote is made, FOR this each proxy of the will proposals be voted presented FOR the above nominees . listed in proposal 1 and FOR proposals 2, 3 and 4. Management and the Board

SIGNATURE DATE SIGNATURE DATE

NOTE: TITLE WHEN PLEASE SIGNING DATE PROXY AS EXECUTOR, AND SIGN ADMINISTRATOR, IT EXACTLY AS NAME TRUSTEE, OR NAMES GUARDIAN, APPEAR ETC ON . PLEASE THIS CARD PROMPTLY . ALL JOINT RETURN OWNERS SIGNED OF PROXY SHARES IN SHOULD THE ENCLOSED SIGN. STATE ENVELOPE FULL .